Exhibit 99.1

News Release For Immediate Release www.ball.com	Investor Contact: Ann T. Scott (303) 460-3537, ascott@ball.com Media Contact: Renee Robinson (303) 460-2476, rarobins@ball.com

Ball Announces Purchase Agreement for Group Annuity Contracts

BROOMFIELD, Colo., August 22, 2017 — Ball Corporation (NYSE: BLL) today announced that it has closed on a purchase agreement with The Prudential Insurance Company of America for a group annuity contract that will transfer payment responsibility liabilities for retirement pension benefits owed to approximately 11,000 Ball and Rexam retirees in the U.S.
Starting November 2017, Prudential will begin making benefits payments and providing administrative services to the affected retirees. Though the payer name will change, retirees will receive the same monthly benefit they have been receiving from Ball and will receive more detailed information on the change via mail within the coming weeks. By selling these obligations to Prudential, Ball will reduce its projected pension benefit obligation by approximately $220 million.
"With this change, Ball is lowering the cost and effectively managing the risk associated with its U.S. pension plans, as well as streamlining their administration," said Scott C. Morrison, senior vice president and chief financial officer.
Ball expects to incur a non-cash, non-comparable settlement charge of approximately $40 million in the third quarter. This action does not change the company's previously stated pension funding plans, comparable free cash flow or comparable earnings targets. The agreements do not impact any benefits provided to current employees.
Willis Towers Watson served as strategic advisor to Ball Corporation in this transaction.
About Ball Corporation
Ball Corporation supplies innovative, sustainable packaging solutions for beverage, food and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 18,450 people worldwide and 2016 net sales were $9.1 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.
About Prudential
Prudential Retirement delivers retirement plan services and solutions for public, private and non-profit organizations. Prudential Retirement is a business unit of The Prudential Insurance Company of America (PICA), Newark, NJ, a Prudential Financial company. Prudential Financial, Inc. is one of the world's largest financial institutions with $1.30 trillion in assets under management as of March 31, 2017. With more than 90 years of retirement experience, Prudential Retirement helps meet the needs of 4 million participants and annuitants, and has $395.5 billion in retirement assets as of March 31, 2017. Each year they pay more than $9 billion in gross pension benefit payments to annuitants. For more information, please visit www.prudential.com.

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 1

Forward-Looking Statements
This release contains "forward-looking" statements concerning future events and financial performance. Words such as "expects," "anticipates," "estimates," "believes," "targets," "likely" and similar expressions typically identify forward-looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements and any of such statements should be read in conjunction with, and, qualified in their entirety by, the cautionary statements referenced below. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10‑K, which are available on our website and at www.sec.gov. Additional factors that might affect: a) our packaging segments include product demand fluctuations; availability/cost of raw materials; competitive packaging, pricing and substitution; changes in climate and weather; competitive activity; failure to achieve synergies, productivity improvements or cost reductions; mandatory deposit or other restrictive packaging laws; customer and supplier consolidation, power and supply chain influence; changes in major customer or supplier contracts or a loss of a major customer or supplier; political instability and sanctions; currency controls; and changes in foreign exchange or tax rates; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the company as a whole include those listed plus: changes in senior management; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; litigation; strikes; labor cost changes; rates of return on assets of the company's defined benefit retirement plans; pension changes; uncertainties surrounding geopolitical events and governmental policies both in the U.S. and in other countries, including the U.S. government elections, budget, sequestration and debt limit; reduced cash flow; ability to achieve cost-out initiatives and synergies; interest rates affecting our debt; and successful or unsuccessful acquisitions and divestitures, including with respect to the Rexam PLC acquisition and its integration, or the associated divestiture; the effect of the acquisition or the divestiture on our business relationships, operating results and business generally.

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Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 2